EXHIBIT (n)(i)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights",  “Independent Registered Public Accounting Firm” and “Senior Securities” in the Prospectus and “Independent Registered Public Accounting Firm" and “Financial Statements" in the Statement of Additional Information, each dated April 4, 2025, and each included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, File No. 333-282910) of the Neuberger Berman High Yield Strategies Fund Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 20, 2019 and December 26, 2024, with respect to the financial statements and financial highlights of Neuberger Berman High Yield Strategies Fund Inc. included in the Annual Reports to Shareholders (Form N-CSR) for the years ended October 31, 2019 and October 31, 2024, respectively, into this Registration Statement, filed with the Securities and Exchange Commission.

We also consent to the use of our report dated April 4, 2025, with respect to the Senior Securities of Neuberger Berman High Yield Strategies Fund Inc. for each of the ten years in the period ended October 31, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

  /s/ Ernst & Young LLP

Boston, Massachusetts
April 4, 2025